Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Alicea Coccellato D +1 215 255 7926 Alicea.Coccellato@axaltacs.com axaltacoatingsystems.com

For Immediate Release

Axalta Welcomes Deborah J. Kissire to Its Board of Directors

Philadelphia, PA - December 15, 2016: Axalta Coating Systems (NYSE: AXTA), a leading global manufacturer of liquid and powder coatings, is pleased to announce that Deborah J. Kissire has joined the company’s Board of Directors on which she will Chair the Nominating and Corporate Governance Committee and serve on the Compensation Committee. Ms. Kissire currently serves on the boards of directors and audit committees for Cable One, Inc., a leading American cable service provider, and Omnicom Group, Inc., a global marketing and corporate communications holding company based in the U.S. In 2015, she retired as Vice Chair and Regional Managing Partner from Ernst & Young, L.L.P. (EY), where she also served as a member of their Americas Executive Board and Global Practice Group. EY is a leading multinational professional services firm that offers assurance, tax, and transaction advisory services to companies around the world.

“Deborah’s financial expertise and experience in governance will enable her to make significant contributions to our Board,” explained Charlie Shaver, Axalta’s Chairman and CEO. “Her background in strategic planning will bring valuable insights that will guide Axalta’s long-term growth and expansion of our global operations. The Board will also benefit from her perspective on cybersecurity, tax and our acquisition strategy given her track record of bringing a number of large acquisitions to closure.”

Ms. Kissire has more than 30 years of experience in the financial sector, and has served in various leadership positions at EY, including Vice Chair and Regional Managing Partner for the East Central and Mid-Atlantic Regions and U.S. Vice Chair of Sales and Business Development. In addition to serving on EY’s Americas Executive Board, she has extensive experience serving on or leading multiple civic boards and executive level committees, where she provided exceptional insight into strategic planning, governance, global branding, and gender inclusiveness.

In 2014, Ms. Kissire was inducted into the Washington Business Hall of Fame and has been recognized in the Washington Business Journal’s list of ‘Women Who Mean Business’. She has also been named as one of Washingtonian’s ‘150 Most Powerful People in Washington, D.C.’ and featured multiple times on Washingtonian’s list of the ‘100 Most Powerful Women in Washington, D.C.’

Ms. Kissire is a CPA and earned her BBA, Accounting, from Texas State University (formerly Southwest Texas State University).

About Axalta Coating Systems - Celebrating 150 Years in the Coatings Industry

Axalta is a leading global company focused solely on coatings and providing customers with innovative, colorful, beautiful and sustainable solutions. From light OEM vehicles, commercial vehicles and refinish applications to electric motors, buildings and pipelines, our coatings are designed to prevent corrosion, increase productivity and enable the materials we coat to last longer. With 150 years of experience in the coatings industry, the approximately 12,800 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information visit axaltacoatingsystems.com and follow us @Axalta on Twitter and on LinkedIn.

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